Exhibit 10.4

Amendment to Employment Agreement

     This amendment dated as of March 29, 2004 (the “Amendment”) is to the Restated Employment Agreement dated as of February 5, 2003, between Metrocall Holdings, Inc., Metrocall, Inc. and Vincent D. Kelly (the “Executive”) (the “Agreement”). The parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

     1.     Section 4(e) of the Agreement is hereby deleted and in its place and there is inserted the following:

With respect to calendar year 2004, Executive shall be eligible for an annual bonus comprised of the following: (i) a bonus payment of $530,000 paid in January 2004 and (ii) a minimum bonus payment of $530,000, payable in February 2005; provided that the Company achieves certain targets for free cash flow on a standalone basis set by the Compensation Committee in November 2003. The Board or the Compensation Committee shall retain sole discretion with respect to all other annual cash bonus payments.

     2.     Section 4(g) of the Agreement is hereby supplemented with the following clause:

Notwithstanding anything in this Agreement to the contrary, the Executive shall be entitled to a cash bonus of $1,000,000.00, in lieu of any payment set forth in this Section 4(g), upon the consummation of the transaction contemplated in the Agreement and Plan of Merger by and among Wizards-Patriots Holdings, Inc., the Company, Wizards Acquiring Sub, Inc., Arch Wireless, Inc. and Patriots Acquiring Sub, Inc. dated as of March 29, 2004.

     3.     Section 14 of the Agreement is hereby supplemented with the following clause:

Notwithstanding anything in this Agreement to the contrary, in the event of the consummation of the transaction contemplated in the Agreement and Plan of Merger by and among Wizards-Patriots Holdings, Inc., the Company, Wizards Acquiring Sub, Inc., Arch Wireless, Inc. and Patriots Acquiring Sub, Inc. dated as of March 29, 2004 (the “Transaction”) and immediately upon the consummation of the Transaction, the Executive agrees (i) to execute a new employment agreement with the new company resulting from the Transaction which shall contain the material terms set forth in the Employment Term Sheet for Vincent D. Kelly annexed hereto as Exhibit 1 and (ii) that this Agreement shall be terminated; provided that the Executive shall receive any accrued but unpaid compensation owed by the Company as of the date of termination of this Agreement.

     4.     The annexed Employment Term Sheet for Vincent D. Kelly shall be inserted as Exhibit 1 to the Agreement.

     5.     In all other respects, the Agreement shall remain in full force and effect and the parties hereby reconfirm and ratify same.

METROCALL HOLDINGS, INC.

By:	/s/ George Moratis

Name: George Moratis Title: CFO & Treasurer

METROCALL, INC.

By:	/s/ George Moratis

Name: George Moratis Title: CFO & Treasurer

/s/ Vincent D. Kelly

Vincent D. Kelly

Exhibit 1

EMPLOYMENT TERM SHEET
FOR VINCENT D. KELLY

     The following is a term sheet summarizing the principal terms on the basis of which definitive employment (the “Agreement”) will be entered into in connection with the Agreement and Plan of Merger by and among Wizards-Patriots Holdings, Inc., Metrocall Holdings, Inc., Wizards Acquiring Sub, Inc., Arch Wireless, Inc. and Patriots Acquiring Sub, Inc. dated as of March 29, 2004 (the “Merger Agreement”) with respect to Vincent D. Kelly. For the purposes of this term sheet, Vincent D. Kelly shall be referred to as the “Executive” and the new holding Company of which Arch Wireless, Inc. and Metrocall Holdings, Inc. will be wholly owned subsidiaries as a result of the transaction contemplated in the Merger Agreement (the “Transaction”) shall be referred to as the “Company.”

1.	Employment:	The Company shall employ the Executive as the Chief Executive Officer and President of the Company based upon the terms and conditions set forth in the Agreement, for the period of time specified in Section 3. In such position, the Executive shall report directly and exclusively to the Board.

2.	Title/Duties:	During the term of this Agreement, as the Chief Executive Officer and President of the Company, under the direction and subject to the control of the Board (which direction shall be such as is customarily exercised over a chief executive officer of a public company), the Executive shall be responsible for the business, affairs, properties and operations of the Company, and shall have general executive charge, management and control of the Company, with all such powers and authority with respect to such business, affairs, properties, and operations as may be reasonably incident to such duties and responsibilities, and shall perform such other duties for the Company as the Board may determine from time to time. The Executive shall devote the Executive’s reasonable best efforts and full business time, energies and talents to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.

3.	Term of Employment (the “Term”):	The term of this Agreement and the period of employment of the Executive by the Company hereunder (the “Agreement Term”) shall commence on the Effective Time of the Transaction and shall end on a date three years from the Effective Time of the Transaction (as defined in the Merger Agreement”) (the “Third Anniversary”), unless earlier terminated in accordance with the Agreement; provided, however, that the Agreement Term shall be automatically extended for additional one (1) year periods on each anniversary of the Third Anniversary unless and until either party provides non-renewal Notice to the other party not less than ninety (90) days before such anniversary date that such party is terminating this Agreement, which termination shall be effective as of the end of such initial Agreement Term or extended term, as the case may be (the “Expiration Date”), or until sooner terminated as hereinafter set forth.

4.	Base Salary	In consideration for the Executive’s services and subject to the terms and conditions of this Agreement, the Company shall pay to the Executive an annual base salary (the “Base Salary”) equal to Six Hundred Thousand Dollars ($600,000), commencing as of the Effective Time of the Transaction. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll procedures. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to the payment of the Base Salary. The Board shall review the Executive ‘s salary annually before December 31 and may, in its discretion, increase, but not decrease, his Base Salary in any renewal, extension or replacement of this Agreement. The Board shall also review the appropriateness of creating additional forms of nonqualified executive compensation to cover the Executive.

5.	Annual Bonus	With respect to the remainder of 2004, Executive shall be entitled to a minimum bonus payment of $530,000, payable in February 2005; provided that Metrocall Holdings, Inc. achieves certain targets for free cash flow on a standalone basis set by the Compensation Committee of Metrocall Holdings, Inc. in November 2003. For years after 2004, the Executive shall be eligible for an annual bonus equal to a maximum of 200% of Base Salary based on achievement of certain bonus targets set by the Board or a committee thereof (the “Annual Bonus”).

6.	Compensation upon Termination of the Agreement by the Company without Cause or by the Executive for Good Reason	(a) the Executive’s Base Salary through the date specified in the Notice of Termination within ten (10) business days after such date and all other unpaid amounts, if any, to which the Executive is entitled as of the date specified in the Notice of Termination under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due; and
(b) an amount equal to the product of (a) the greater of (x) two or (y) the number of years (and fraction thereof) remaining in the Term as of the date specified in the Notice of Termination, times (b) the full Base Salary then in effect within forty-five (45)

days after such date specified in the Notice of Termination; and

(c) an amount equal to the Annual Bonus paid or payable to the Executive with respect to the annual period prior to the year in which the termination of the Executive’s employment occurs; and

(d) reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the duration of the applicable period to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law; and

(e) full vesting of any equity compensation and the lapse of all restrictions with respect to any restricted stock granted to the Executive.

7.	Other Terms and Conditions	All other terms and conditions of the Executive’s employment with the Company, including but not limited to compensation and expenses, confidential information, covenant not to compete, termination of the Agreement, payments upon termination except as set forth above, gross-up payments, and mitigation shall be substantially similar to the terms and conditions set forth in the Restated Employment, dated as of February 5, 2003, as amended on March 29, 2004, between Metrocall Holdings, Inc., Metrocall, Inc. and the Executive.

8.	Termination of Merger Agreement or Failure to Execute Contract:	In the event the Effective Time does not occur and the Merger Agreement terminates pursuant to Article VIII thereof or the Company does not execute a definitive employment agreement in accordance with this term sheet, the terms of employment contained herein shall be null and void.